U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

LYONS                           DANIEL                 M.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

5900 LAKE ELLENOR DRIVE
P.O. Box 593330
--------------------------------------------------------------------------------
                                    (Street)

ORLANDO                         FL                      32859-3330
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


DARDEN RESTAURANTS, INC.   (DRI)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year


01/10/2003
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

SENIOR VICE PRESIDENT
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          01/10/03       M               1,967       A      $8.1145
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          01/10/03       M               19,554      A      $7.7087
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          01/10/03       M               11,453      A      $7.407
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          01/10/03       M               1,397       A      $7.1987
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          01/10/03       M               1,625       A      $6.431
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          01/10/03       M               19,554      A      $6.4678
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          01/10/03       M               9,652       A      $6.608
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          01/10/03       M               694         A      $6.608
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          01/10/03       M               3,548       A      $6.4763
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          01/10/03       S               1,967       D      $22.797
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          01/10/03       S               19,554      D      $22.797
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          01/10/03       S               11,453      D      $22.797
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          01/10/03       S               1,397       D      $22.797
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          01/10/03       S               1,625       D      $22.797
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          01/10/03       S               19,554      D      $22.797
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          01/10/03       S               694         D      $22.797   57,580 (1)    D
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                           Savings
Common Stock                                                                                      346.4916 (2)  I          Plan
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====================================================================================================================================

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Response)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

Stock Option                                                 1/18/97           Common
(right to buy)      $8.1145  01/10/03  M              1,967    (3)    02/18/03 Stock     1,967            0 (1)      D
------------------------------------------------------------------------------------------------------------------------------------
Stock Option                                                 06/28/97          Common
(right to buy)      $7.7087  01/10/03  M              19,554    (3)   07/28/03 Stock     19,554           0 (1)      D
------------------------------------------------------------------------------------------------------------------------------------
Stock Option                                                 09/20/93          Common
(right to buy)      $7.407   01/10/03  M              11,453    (4)   10/20/03 Stock     11,453           0 (1)      D
------------------------------------------------------------------------------------------------------------------------------------
Stock Option                                                 12/13/96          Common
(right to buy)      $7.1987  01/10/03  M              1,397     (3)   01/13/04 Stock     1,397            0 (1)      D
------------------------------------------------------------------------------------------------------------------------------------
Stock Option                                                 06/01/94          Common
(right to buy)      $6.431   01/10/03  M              1,625     (4)   07/01/04 Stock     1,625            0 (1)      D
------------------------------------------------------------------------------------------------------------------------------------
Stock Option                                                 06/27/99          Common
(right to buy)      $6.4678  01/10/03  M              19,554    (3)   07/27/04 Stock     19,554           0 (1)      D
------------------------------------------------------------------------------------------------------------------------------------
Stock Option                                                 09/19/94          Common
(right to buy)      $6.608   01/10/03  M              9,652     (4)   10/19/04 Stock     9,652            694 (1)    D
------------------------------------------------------------------------------------------------------------------------------------
Stock Option                                                 09/19/94          Common
(right to buy)      $6.608   01/10/03  M              694       (4)   10/19/04 Stock     694              0 (1)      D
------------------------------------------------------------------------------------------------------------------------------------
Stock Option                                                 12/12/99          Common
(right to buy)      $6.4763  01/10/03  M              3,548     (3)   01/12/05 Stock     3,548            0 (1)      D
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Explanation of Responses:
(1):  Represents number of securities beneficially owned as of 1/10/03.

(2): The number of shares reported is based on a plan statement dated December 31, 2002, and is derived from an undivided interest in a fund consisting of both Darden common stock and a small cash position that fluctuates from time to time. The number of shares may change based on the size of the cash position at the time of reporting.

(3):  The option vested 100% the date indicated.

(4): The option vested in five equal annual installments beginning the date indicated, which is the grant date.


        /s/ Douglas E. Wentz                                 01/14/03
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
        BY:  DOUGLAS E. WENTZ, Attorney-in-fact
        for LYONS, DANIEL M.
        5900 LAKE ELLENOR DRIVE
        P.O. BOX 593330
        ORLANDO, FLORIDA  32859-3330
        DARDEN RESTAURANTS, INC. (DRI)

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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